Exhibit 10.26

 SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

between
Marco Bicocchi Pichi,
Banca Sella Holding S.p.A.,
and
Symbid Holding B.V.

Table of contents
Preamble	4
Article 1: Headings, definitions and language	6
1.01 Recitals and Headings	6
1.02 Definitions	6
1.03 Unfavourable interpretation	6
1.04 Language	6
Article 2: Definitions	6
Article 3: Effective date and term of this Shareholder’s Agreement	7
3.01 Term of the Shareholders’ Agreement	7
3.02 Superseding	7
Article 4: Corporate Governance	7
4.01 Management, Key Employees	7
4.02 Non-Compete Obligation	7
4.03 Inventions and other IP-Rights	8
4.04 Board of Directors	8
4.05 Information rights	10
Article 5: Shareholders’ Meetings	11
5.01 Quorum and decisions	11
5.02 Transformation of the Company	12
Article 6: Transfer of Company Shares and Exit related Rights	12
6.01 Transfer of shares	12
6.02 Co-Sale Right (tag along)	12
6.03 Permitted Transfers	13
6.04 Lock – up	13
Article 7: Confidentiality	14
7.01 Notice to parties	14
Article 8: Disputes and applicable law	14
8.01 Jurisdiction	14
8.02 Applicable law	14
8.03 Severability	14
8.04 Inclusion of Articles	15
Article 9: Accession of further Parties	15
9.01 Scope of Application of this Shareholders’ Agreement	15
9.02 Accession to the Shareholders’ Agreement	15
9.03 No Assignment of Rights and Obligations	16
Article 10: General provisions	16
10.01 Notices	16
10.02 Whole agreement	16
10.03 Further measures	17
10.04 Amendments to the Shareholder Agreement	17
10.05 Miscellaneous	17
10.06 Certified Copies of this Shareholders’ Agreement	17

List of Exhibits

Exhibit 1 – Banking services

Exhibit 2 – License

Exhibit 3 – Budget

Exhibit 4 – Banca Sella Holding’s Board of Directors minute

Exhibit 5 – Symbid Holding BV’s Power of Attorney

SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

Between
Symbid Holding B.V.,
Address: Marconistraat, 16-3029 AK Rotterdam, The Netherlands, Registered at the Chamber of Commerce of Rotterdam under number 58921575

In the person of
Maarten van der Sanden,
Place of Birth: Nieuwegein (the Netherlands)
Date of Birth: 18/09/1985,

Banca Sella Holding S.p.A.,
Address: Piazza Gaudenzio Sella, 1 -13900 Biella, Italy Registered at the Chamber of Commerce of Biella VAT Code 01709430027 Net Capital and Reserves: Eur 604.288.816

In the person of

Mariano Carozzi,
Place of Birth: Milan (Italy)
Date of Birth: 21/08/1962

And

Marco Bicocchi Pichi,
Place of Birth: Sorengo (Switzerland)
Date of Birth : 23/05/1961
Address: Follonica (GR) | Via Ugo Bassi 43, Località Fattoria Bicocchi
Fiscal Code: BCCMRC61E23Z133U

Hereinafter, all the parties listed above are also defined jointly as the “Parties” and individually as the “Party”.

A. The parties will create an Italian company “Italia Crowdfunding 2014 s.r.l.” (hereinafter “the Company”) to develop the business of equity crowdfunding in Italy within the international network of Symbid Holding B.V.

B.
Banca Sella Holding is an Italian bank with a specific experience in online market that has directly or indirectly developed new distribution channels and innovative services such as phone banking, advanced internet banking, remote banking for corporate customers and e‐commerce

C. Marco Bicocchi Pichi, after a career as an executive at the intersection of digital technology and business with international leading companies, has funded and has participated in founding since 2008 several technology startups. Member of the association Italia Startup from the foundation in 2012, he has been elected to the Board of Directors and in 2014 to the newly formed Executive Committee with the delegation for International Affairs. He has been named Italian Business Angel of the Year in 2014 by the Italian Business Angel association and contributed from 2009 to 2013 to the development of the largest angel club in Italy: IAG Italian Angel for Growth. Marco collaborates with several business accelerators, startup competitions, schools, and institutions on the topics of startup and innovation.

D. With respect to the business policy of the Company, the legal relationship of the Shareholders inter se, and the execution of the Financing Round, the Parties intend to implement in addition to the terms of the Articles of Association of the Company this subscription and shareholders’ agreement including all exhibits (the “Exhibits”) and under the Terms and Conditions defined in a side letter duly signed on the same date.

E. Symbid’s model is to operate with majority owned ( > 50, 01%) in Joint Ventures with local partners in order to have a national legal entity for each country compliant and subject to local regulator and will be consolidated in the Symbid group.

F. By this agreement (hereinafter the “Subscription and Shareholders’ Agreement” or more simply the “Agreement”), the Parties aim: (i) to establish the rules for their corporate rights in the Company; (ii) to define the reciprocal rights of the Shareholders in relation to their Company’s Shares; (iii) to regulate the administration of the Company; (iv) to enable control over the ownership structure of the Company.

NOW THEREFORE in consideration of the above, the Parties agree as it follows:

Article 1: Headings, definitions and language

1.01 Recitals and Headings

The recitals constitute an integral and substantial part of the Agreement.

Unless the context or the expressed provision of this Shareholders’ Agreement otherwise require, headings and subheadings of the sections and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof.

1.02 Definitions

Article 2 sets out the definitions used in this Agreement in addition to those already set out in the Recitals.

1.03 Unfavourable interpretation

This Agreement has been drafted and negotiated between the Parties on equal basis and the terms used in this Agreement shall be interpreted according to their normal meaning, without being applicable the principle under which a document shall be interpreted in the less favourable way for the party which has drafted and prepared it.

1.04 Language

The binding language of this Shareholders’ Agreement shall be English (except for certain exhibits for which the binding language shall be Italian, as the case may be).

Article 2: Definitions

“Parties”:	as defined previously in this Shareholders’ Agreement.
“Shareholders’ Agreement”:	as defined in letter F) of the Preamble.
“Asset Deal”:	means a sale of core assets of the Company.
“Articles”:	means the Articles of Association (Statuto) of the Company.
“Majority of Shareholders”:	means each resolution and/or decision to be made under this Shareholders’ Agreement, unless not provided otherwise, with a simple majority (i.e. 50% plus one vote) of the Shareholders on the basis of the respective total stated capital of such Shares.
“Shares”:	means any registered shares in the Company issued by the Company.
“Shareholder”:	means each Party that directly holds at least one of the Shares.
“Third Party”:	means any person other than any Shareholder in the Company or other than any person which directly or indirectly controls or is controlled by any Shareholder or its affiliated companies.

Article 3: Effective date and term of this Shareholder’s Agreement

3.01 Term of the Shareholders’ Agreement

(a) This Shareholder’s Agreement shall take effect as from the date of signature and up to the end of the fifth year following the signature date. Unless a party cancels this Agreement in writing at least three months prior to expiry, the term of this Agreement is extended for a further 1-year period.

(b) This Shareholders’ Agreement shall terminate automatically in the event of an IPO or Trade Sale or any Asset Deal or Liquidation of the Company and after distribution of the proceeds in accordance with this Shareholders’ Agreement.

3.02 Superseding

This Shareholders’ Agreement shall supersede any previous verbal or written understanding between the Parties (or two of them) relating to the same object and matters regulated in this Agreement.

Article 4: Corporate Governance

4.01 Management, Key Employees

The Company shall be managed by the Managing Director, which shall have the powers and responsibilities specified herein and in the Articles. The Managing Director is responsible for the management of the Company.

The Managing Director shall be selected and appointed by the Board of Directors upon simple majority.

4.02 Non-Compete Obligation

(a) As long as Banca Sella Holding is (directly or indirectly) a shareholder in the Company, Symbid, Banca Sella Holding and Marco Bicocchi Pichi shall not form any other companies or businesses involved (directly or indirectly) in the equity crowdfunding Italian market on his own or through third parties or take up any participation in such businesses on his own or through third parties or engage itself for other companies or businesses or persons regarding such businesses being in competition with the Company’s current or future object of business except with the unanimous consent of the Board of Directors to be given on a case by case basis.

(b) Each Shareholder represents to Banca Sella Holding that as of the date of this Shareholders’ Agreement he does not hold any participation which would fall within section (a) above except for Marco Bicocchi Pichi ownership of 250 Shares of FundedByMe Crowdfunding Sweden Aktiebolag. (The value of the investment is at current exchange rate approximately € 545 -Five hundred forty five Euro). Parties agree that the participation here mentioned above is not to be intended nor treated as an infringement of the Non-Compete Obligation.

(c) Should any of the Shareholders breach the obligation in accordance with section (a) or section (b), Banca Sella Holding shall be entitled to demand for each infringement of the non-compete clause as set forth herein, an irreducible contractual penalty in the amount of Euro 100,000 (Euro one hundred thousand), without prejudice to any further claim or actions to which Banca Sella Holding are entitled by applicable laws.

(e) Any of the above is in addition and not instead of any existing or future non-compete obligations of the parties.

(f) To avoid any doubt about the extension of the Non-Compete Obligation, Symbid is fully aware of the fact that Marco Bicocchi Pichi and Banca Sella Holding are investors in venture capital and are not subject to a Non-Compete Obligation and eventually could be an Institutional investor (directly or indirectly) as a financial, non-strategic, minority investor in equity crowdfunding platforms. and Banca Sella Holding (directly or indirectly) could be a provider of banking services to any crowdfunding platforms.

(g) As long as Banca Sella Holding is (directly or indirectly) a shareholder in the Company the Parties shall use their best efforts to ensure that the Company will sign an agreement with Banca Sella Holding and/or its controlled/participated companies with exclusive rights in relation to banking services.(Exhibit 1)

4.03 Inventions and other IP-Rights

(a) Symbid group shall, upon demand of the Company, exclusively license to the Company for funding Italian companies, a royalty-free use of the trade mark “Symbid” under which its equity crowdfunding platforms is exercised and all of his present and/or future inventions and other intellectual property rights (trade mark, inventions and other intellectual property rights shall collectively hereinafter be referred to as “IP-Rights”) to the Company without any consideration, if such IP-Rights fall within the current or future statutory scope of activities and can be used by the Company in its ordinary course of business. The license and permission of a royalty-free use are strictly defined under terms and conditions set out in Exhibit 2. (Exhibit 2) Banca Sella Holding shall use its best efforts to support, upon demand of the Company, banking services to the Company.

(b) The Company shall not pay and/or reimburse any costs in relation to such IP-Rights to Symbid. The Company shall bear any and all costs with respect to the license of the IP-Rights and/or the application for registration of such IP-Rights, unless parties agree otherwise and Symbid agrees to continue providing The Company with all relevant systems-and IT-support for a period of two (2) years after it has stopped being a shareholder (directly or indirectly),

(d) As long as Banca Sella Holding is (directly or indirectly) a shareholder in the Company the Parties shall use their best efforts to ensure that will authorize Banca Sella Holding risk management department to test software cost free used by the Company.

(e) Banca Sella Holding agrees to continue providing the Company with all relevant banking services for a period of two (2) years after it has stopped being a shareholder (directly or indirectly), at the same rates as during Banca Sella’s (direct or indirect) shareholdership, to allow unhampered continuation of the company.

Where Symbid exercises the right of withdrawal from the Company, or in any case of liquidation and consequent dissolution of the Company, Symbid consents that the Company or BSH shall have the right to continue using the I-P Rights for free, for a period of two years from the withdrawal or from the registering of the liquidation status of the Company. Such consent does not cover the use of the trademark "Symbid", in relation to which the Parties agree that its use shall immediately terminate at the occurrence of the circumstances provided for above,

4.04 Board of Directors.

The Parties undertake to carry out all acts and measures in order to execute the following, in a single context and immediately after signature of the Agreement:

(a) The Company shall have a Board of Directors which shall have the powers and responsibilities specified herein and in the Articles. The Board of Directors shall have the authority to the following:
-Supervision of the Managing Director;
-Advice to the Managing Director;
-Appointment and Removal of the Managing Director;
-Consent to actions of the Managing Director that under the Articles and below require the consent of the Board of Directors

Without prejudice for the provisions of this Agreement, any amendments of the powers and responsibilities of the Board of Directors as set forth above shall require the consent of the Majority of the Shareholders.

(b) The Company’s Board of Directors shall be composed of 2 (two) directors nominated by Symbid; 2 (two) directors nominated by Banca Sella Holding. and one by Marco Bicocchi Pichi;

(c) Any Director removal shall require the consent of the majority of the Shareholders. The new Director will be appointed under section 5.04 (a);

(d) The Board of Directors shall appoint one of its members as its chairman by simple majority;

(e) The Parties shall ensure that any Board of Directors of Company’s Subsidiary (if any) shall be appointed in accordance with 5.04 section a);

(f) The first Shareholder Meeting of the Company after signature of this Agreement shall nominate a Board of Directors composed of 5 (five) members in the persons of Marco Bicocchi Pichi, Mariano Carozzi, Antonio Valitutti, Freek Dech and Robin Slakhorst;

(g) Immediately after the Company’s Shareholder Meeting referred to in letter (e) above, the Parties shall ensure that the Company’s Board of Directors shall appoint Marco Bicocchi Pichi as Managing Director, with sufficient attribution of duties and powers ;

(h) Unless otherwise provided , the procedures and the quorum for establishment and decisions for the validity of the meetings and decisions of the Board of Directors shall be those laid down by the Articles of Association in force and by the applicable legal provisions;

(i) The Board of Directors shall decide with a simple majority of directors present in the meeting, except on the matters laid down below for which the approval of at least four members of the Board of Directors shall be required:

Special majority requirement (4/5) for approval of specific matters:

●Appointing of the new CEO and/or Managing Director;

●Appointing of auditors;

 Transactions, out-of-court settlements, agreements exceeding the ordinary course of business of the      Company;

●Approval of Business Plan and yearly Budget; (Exhibit 3)

●Approval of expenses not included in the budget and exceeding EUR 25.000,00;

●Take-over of guarantees or similar liabilities outside of usual business operations exceeding EUR     25.000,00;

●Assignment and/or annulment of powers to one or more Directors;

●Sharing of total approved remuneration among Board of Directors;

●Approval of annual remuneration for key managers of The Company;

●Decisions on commitments not covered by available resources to assure legal continuity of operations (“permanenza della continuità aziendale”);

●Decision on matters which are entitled to have a reputational impact on Banca Sella Holding as defined by rule of conduct CSR;

●Foundation, purchase or sale of companies or parts of companies and assets;

●Engagement, termination or change of silent partnerships or sub-participations in the Company or in other companies;

●Exercising voting rights directly as shareholder in subsidiaries of the Company or indirectly for further participations;

●Acquisition, sale or encumbrance of real estate or similar rights in real estate;

●Construction, relocation and closing of branches and business premises;

●Incurring or terminating loan, credit or other financing contracts with financial institutions of more than EUR 25.000,00 as well as changes to credit facilities or extraordinary amortisation;

●Execution of rental, leasing or similar contracts exceeding EUR 25.000,00 in annual costs or having a minimum term of 2 years;

●Conferring or cancellation of powers of attorney for parts of the business;

●Transactions of foreign currency, securities or traded goods and rights as well as other transactions with derivative financial instruments, Investments / divestments in stock-in-trade, if not provided for by the business plan or budget previously approved;  Conclusion, change or cancellation of contracts for managerial personnel or consultants exceeding annual value of EUR 50.000,00;

4.05 Information rights

(a) The Managing Director is obliged to provide the Board of Directors with the following information related to the Company:

− Before the beginning of a new financial year: a business and financial plan for the new financial year by quarter incl. profit and loss, revenue and profit margin calculation, cash flow, balance sheet, investment and employee planning;

− Latest 30 days after end of a month: financial statement, cash flow statement and revenues statement, including report on revenues and profit/loss and profit margin;

− Latest 30 days after end of a quarter: same like previous point but including budget/ actual comparison and a recovery plan about cash burn in case of liquidation such as to guaranty an ordinary liquidation of the company;

− Immediately after becoming known: report about extraordinary events of significance to the Company, such as loss of important customers or suppliers, shortfall of payments, service interruption, delays in investment plans, significant changes in market conditions, intention of employee reduction, significant legal events or foreseeable litigations;

− Symbid Italy will provide financial statements and underlying administration 15 days after closing of the quarter at the latest.

b) Each Shareholder shall be entitled to share the information received under this point 4.05 with other shareholders and with business, legal or tax advisors who are under a professional duty of confidentiality.

Article 5: Shareholders’ Meetings

5.01 Quorum and decisions.

(a) The Shareholders’ meeting decides with the quorum as laid down by the law or by the Articles, unless this Agreement requires higher majorities.

(b) The Shareholders’ meeting votes for a Chairman with simple majority, who leads the meeting and names a keeper of the minutes.

(c) Meeting is quorate if 75% of shares are present

(d) The Meeting approves
-the annual financial statement on the suggestion of the Managing Director
-the use of financial statement profits
-the exoneration of the Managing Director
(e) Shareholders’ meeting decisions and resolutions shall require special majority (85%) for approval of the following matters:
●Changes in the articles of association (“Statuto”)

●Distribution of dividends, capital, reserves and in general any distribution

●Approval of stock-option plans or similar for Directors/Employees/Consultants of The Company

●Sale of Company’s assets in full or in part

●Purchase, sale or any other disposition of Company shares

●Increases or reductions in Company capital (except for mandatory capital requirements)

●Extraordinary transactions on corporate capital; mergers, incorporations or demergers of Company, even partial

●Acquisition, sale or encumbrance of real estate or similar rights in real estate

●Liquidation and nomination of liquidators

●Approval of the annual budget and annual review of the business plan

●Removal of the managing director other than for cause

●Assignment of duties to an auditors

●Change of power of representation

●Engaging in any kind of partnerships, including silent partnerships.
(e) The ordinary annual meeting is held after finalisation of financial statement.

(f) Extraordinary meetings are held if more than 10% of share capital requests it or the Managing Director or the Board of Directors requests it.

(g) Minutes are taken from the meeting, signed by the Chairman.

(h) Representation in the meeting is possible by way of signed power of attorney.

(i) Resolutions of the shareholders can also be made by way of written circular resolution under the Articles of Association.

5.02 Transformation of the Company

The Parties approve in the Shareholders’ meeting any transformation of the Company (transformation of legal form) with the favourable vote of a qualified majority of at least 85% of the share capital.

Article 6: Transfer of Company Shares and Exit related Rights

6.01 Transfer of shares

(a) Except as otherwise provided in this Agreement, no Shareholder shall assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of the Shares in the Company now or hereafter owned or held by such Shareholder. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Company’s Shares not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) Right of First Offer (ROFO) Each Party shall recognize the other Shareholders’ right to be given preference over Third Parties in the event of transfer of the company Shares held by the former (Right of First Offer -ROFO). If at any time any Shareholder (the "Seller") proposes to sell, transfer, pledge or otherwise dispose of (each, a "Transfer") Shares to one or more Persons (other than a Permitted Transferee), then the Seller shall give the Company a written notice of the Seller's desire to make the Transfer (the "ROFO Notice"), which ROFO Notice shall include (i) a description of the Shares to be transferred ("Offered Shares"), (ii) the proposed purchase price and (iii) the material terms and conditions upon which the proposed Transfer is to be made. The ROFO Notice constitutes the Seller's irrevocable offer to sell the Offered Shares to the Company and the other Shareholders under the terms of this Section 7.01, (b) (Right of First Offer). The Company shall immediately deliver a copy of the ROFO Notice to each of the Shareholders. Each Shareholder shall have the option for a period of thirty (30) days after such Shareholder’s receipt of the ROFO Notice (the "ROFO Deadline") from the Company to make an irrevocable offer to purchase up to its Pro Rata Share of the Offered Shares at the same price and subject to the same terms and conditions as described in the ROFO Notice (the "Shareholder’s Option"). Each Shareholder may exercise the Shareholder’s Option and purchase all or any portion of his, her or its Pro Rata Share (with any re-allotments as provided below) of the Offered Shares, by notifying the Company, on behalf of the Seller, in writing, before expiration of the ROFO Deadline as to the number of such shares which he, she or it wishes to purchase. The Company shall immediately deliver to the Seller a copy of all such notices received from the Shareholders. Each fully participating Shareholder shall have a right of re-allotment such that, if any other Shareholder fails to exercise the Shareholder’s Option in full.

(c) The term “transfer” referred to in paragraphs ( a and b) above shall be deemed to mean any deals, even free of charge and/or consideration (including: sale, exchange, company assignment, compulsory sale, block sale, merger or liquidation of the company, etc.), giving rise to the direct transfer of ownership or bare ownership or real rights (pledge or usufruct) to the company Shares to third parties.

6.02 Co-Sale Right (tag along)

(a) Notice of Sales. Without prejudice for the provision of section 7.01 (b) (Right of First Offer-ROFO) should any Shareholder propose to accept one or more bona fide Purchase Offer from any Third Party to purchase the Company’s Shares from such Shareholder (the “Offered Shares”), then such Shareholder shall promptly, but in no event later than thirty (30) days prior to the consummation of the sale, deliver notice (the "Co-Sale Notice") to the Company and each Shareholder stating the terms and conditions of such Purchase Offer including, without limitation, the number of Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid (which shall not be less than one hundred percent (100%) of the purchase price per Share set forth in the offer for the exercise of the Right of First Offer under section 7.01, b., and the name and address of the Third Party Purchaser.

(b) Co-Sale Right. Each Shareholder shall have the right (the "Co-Sale Right"), exercisable upon written notice to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Shareholder’s Sale of Offered Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent a Shareholder (for purposes of this Section 7.02 (Co-Sale Right), a"Selling Holder") exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Shares which such Shareholder may sell pursuant to such Purchase Offer shall be correspondingly reduced.

(c) To the extent that the Shareholders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 7.02 (Co-Sale Right), a Selling Holder shall be permitted to sell its or his Offered Shares without being subject to the Co-Sale Right.

(d) The exercise or non-exercise of the rights of the Shareholders hereunder to participate in one or more sales of Shares by a Seller under Section 7.01 (Right of First Offer) or Section 7.02 (Co-Sale Right) shall not adversely affect their rights to participate in subsequent sales of Shares by a Seller.

6.03 Permitted Transfers

The provisions of Section 6.01 (Transfer of Shares), Section 6.02 (Right of First Offer) and Section 6.03 (Co-Sale Right) of this Agreement shall not pertain or apply to:

(i)
any transfer of Shares by a holder to such holder's ancestors, descendants or spouse or the ancestors and descendants of such spouse or to a trust for their benefit, provided that all of the beneficial interests in such trust are owned or controlled by such holder;

(ii)
to any party which directly or indirectly controls, is controlled by or is jointly controlled by a Shareholder or organization managed by the shareholders to the spouse not legally separated, sons or daughters, brothers or sisters of a Shareholder, if such transfer is limited up to 25% of all Shares in the Company

(iii)	by Marco Bicocchi Pichi to an entity/entities directly and solely controlled and entirely owned by the same and or by his sons or daughters.

(iv)
In the case Marco Bicocchi Pichi can no longer fullfill his duties as Managing Director, the party that holds shares on his behalf will be forced to offer the shares to the other shareholders at a price to be determined by an independent accountant of high reputable standing.

Any attempt by a holder to transfer Shares in violation of Section 6 shall be void and the Company agrees it will not give effect to such a transfer nor will it treat any alleged transferee as the holder of such Shares

6.04 Lock – up

The Parties hereby agree for the benefit of the Company that, without the prior written consent of all the Shareholders, the undersigned will not during the period commencing on the date thereof and ending two years after directly offer, pledge, assign, encumber, any Shares of the company or sell any option on the shares of the company.

Article 7: Confidentiality
7.01 Notice to parties

Each Party reciprocally undertakes, on behalf of its advisors as well, to keep this Agreement and the content hereof strictly confidential and not to inform third parties hereof without the written consent of the Board of Directors. However, such information may be disclosed to

-the Company;

-employees or advisors of each Party who are subject to a corresponding duty of confidentiality on behalf of the other Parties;

-present and future investors who directly or indirectly participate in the Company if they are subject to a duty of confidentiality;

-banks in the course of the IPO of the Shares in the Company;

-tax and other authorities to the extent required by law; and

-to the extent disclosure is required by law or regulatory issues or if it has been made with the consent of the Investors and the Managing Directors.

Article 8: Disputes and applicable law

8.01 Jurisdiction.

(a) The Parties hereto undertake to make every effort to resolve any dispute over the validity, interpretation or execution of this Agreement amicably. Any dispute which could not be settled amicably within 60 days, shall be submitted to the sole competence of the Court of Milan, unless the Parties agree on a longer term.

8.02 Applicable law

This Shareholder Agreement and the rights and obligations deriving herefrom shall be fully and solely subject to and governed by Italian law, excluding any other law and excluding the application of any reference to private international law or reference to international conventions of private international law.

8.03 Severability

(a) In the event any provision hereof is or shall become invalid or unenforceable, the validity of the other provisions shall remain unaffected. In lieu of the invalid or unenforceable provision, a valid and enforceable provision which closely corresponds to the intended economic purpose of the invalid or unenforceable provision shall be deemed to be agreed upon. The same shall apply to any supplementary interpretation of any of the terms of this Shareholders’ Agreement.

(b) In the event any provision hereof is or shall become invalid or unenforceable due to the fact that such provision is not included in the Articles, the Shareholders shall take all actions required by law, the Articles, by-laws or other corporate regulations to validly implement such provision in the Articles.

8.04 Inclusion of Articles

In the internal relationship of the parties between each other, the provisions in this Shareholders’ Agreement will take precedence over the provisions of the Articles of Association.

Article 9: Accession of further Parties

9.01 Scope of Application of this Shareholders’ Agreement

(a) The Parties shall endeavour to procure that all present and future shareholders of the Company, except for any employees, are also parties to this Shareholders’ Agreement for the duration of this Shareholders’ Agreement. The parties to this Shareholders’ Agreement hereby grant every natural or legal entity that is entitled to purchase, to subscribe or to takeover shares in the Company an offer to become a party to this Shareholders’ Agreement. All prospective future shareholders shall make the acceptance of this offer in written form. Entering into this Shareholders’ Agreement shall only take effect provided that it is not subject to any conditions and without amendment.

(b) All rights and obligations arising under this Shareholders’ Agreement shall commence for the Parties on the day on which this Shareholders’ Agreement becomes legally valid, Banca Sella Holding and Marco Bicocchi Picchi and Symbid Holding BV have subscribed to the shares attributed to them in this Shareholders’ Agreement. If, at any time after signing of this Shareholders Agreement, a meeting of the shareholders of the Company is held (i.e. a shareholders’ resolution, prior to the date on which the implementation of the Capital Increase has been registered with the commercial register), the Company shall notify each of the Parties of the proposed resolution and each relevant Party (i.e. a Party not yet registered with the commercial register) shall inform the Company on the basis on the provisions set forth herein whether it would intend to vote for, against or abstain in respect of such resolution if its name had been entered on the commercial register as a holder of shares in the Company. Following receipt of such notifications the Early Shareholders undertake to vote on respect of the resolution in such manner as to ensure that the vote on the resolution is the same as it would have been if all of the shareholders had voted on the resolution.

(c) This Shareholders’ Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, permitted assignees and other transferees, including persons who purchase or receive Shares from a Shareholder, and the parties hereto agree for themselves and their respective heirs, executors, administrators, successors, permitted assignees and other transferees to execute any instruments which may be necessary or proper to carry out the purposes and intent of this Shareholders’ Agreement.

9.02 Accession to the Shareholders’ Agreement

Notwithstanding any restrictions on the disposal of Shares under this Shareholders’ Agreement, all contracting Parties undertake to transfer their Shares (e.g. after termination of a trust agreement or upon intra group transfer) only to such person and/or legal entity who by written declaration towards the remaining parties undertake to enter into all rights and obligations in accordance with this Shareholders’ Agreement.

9.03 No Assignment of Rights and Obligations

Any single rights and/or single obligations (e.g. payment obligations, information rights etc.) defined under this Shareholders’ Agreement cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto. However, the transferring Party shall remain liable in addition to the entering party for its obligations arising out of this Shareholders’ Agreement.

Article 10: General provisions
10.01 Notices.

All notices and notifications necessary or authorized based on this Shareholders’ Agreement shall be given in writing, unless notarisation or any other specific form is required under this Shareholders’ Agreement, and shall be deemed to be effectively and validly given upon receipt thereof, if given by registered letter delivered by hand or registered letter with acknowledgment of receipt or by telegram or at the time of certification of dispatch by suitable certification issued by the sender’s appliance if sent by fax or email certificated digitally it is confirmed by written notice by the other party, whenever it is addressed as follows:

(a) If to Banca Sella Holding, to it at: Email addresses: mariano.carozzi@sella.it and antonio.valitutti@sella.it To the attention of Mariano Carozzi and Antonio Valitutti – private and confidential.

(b) If to Marco Bicocchi Pichi , to it at: Email address: marco.bicocchipichi@symbid.com To the attention of Marco Bicocchi Pichi – private and confidential.

(c) If to Symbid Holding BV, to it at: Email addresses: robin.slakhorst@symbid.com and freek.dech@symbid.com To the attention of the managing director – private and confidential.

or to any other address or fax number which each one may notify to the other shareholders, after the date of signature of this Shareholders’ Agreement in accordance with the foregoing provisions. It remains understood that the parties also elect domicile at the aforesaid addresses, or at any other addresses notified in the future, for any purpose relating to this contract, including that of any judicial notices concerning the disputes referred to in article 8 above.

10.02 Whole agreement.

This Shareholders’ Agreement, together with the Appendices (which shall form an integral part of this Shareholders’ Agreement) constitute the Parties’ whole agreement and supersede, unless expressly provided otherwise herein, any previous agreement, contract or and understandings, whether verbal or written, between the Parties relating to the matters included in this Shareholders’ Agreement.

There are no collateral oral agreements. Amendments to this Shareholders’ Agreement, including this written form requirement must be made in writing in order to become enforceable and effective, unless mandatory law requires a stricter form.

10.03 Further measures.

The Parties hereto undertake, at the request and expense of the applicant Party at any time, to sign and exchange all acts and documents, including, by way of example, any further agreements, transfers, consents and other measures, and to carry out any measure which the other Party may reasonably request at any time in order to fully execute the Shareholders’ Agreement or any other contract or document to be executed based on this Shareholders’ Agreement or any other obligation deriving from the Shareholders’ Agreement or any other agreements or documents drawn up based on this Shareholders’ Agreement or any obligation assumed based on such deeds.

10.04 Amendments to the Shareholder Agreement

Any amendment, change or waiver of the Shareholders’ Agreement shall not be valid or binding if not drawn up as a written deed, signed by all Parties, unless mandatory law requires a stricter form. No waiver concerning a clause of the Shareholders’ Agreement shall be deemed to be waiver of the other clauses, unless otherwise agreed.

10.05 Miscellaneous

Each party shall bear its costs regarding the notarisation of this Shareholders’ Agreement including all costs.

10.06 Certified Copies of this Shareholders’ Agreement

Each Party shall receive a certified copy of this Shareholders’ Agreement.

Symbid Holding B.V.,
Address: Marconistraat, 16-3029 AK Rotterdam, The Netherlands,
Registered at the Chamber of Commerce of Rotterdam under number 58921575

In the person of
Maarten van der Sanden,                            _____/s/Maarten van der Sanden____

Banca Sella Holding S.p.A.,
Address: Piazza Gaudenzio Sella, 1 -13900 Biella, Italy Registered at the Chamber of Commerce of Biella
VAT Code 01709430027
Net Capital and Reserves: Eur 604.288.816

In the person of
Mariano Carozzi,                                        ______/s/ Mariano Carozzi_________

Marco Bicocchi Pichi,                                ______/s/ Marco Bicocchi Pichi______

Address: Follonica (GR), Via Ugo Bassi 43, Località Fattoria Bicocchi
Fiscal Code: BCCMRC61E23Z133U